UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. INCREASES OFFER TO ACQUIRE GENCO SHIPPING & TRADING IN PARTNERSHIP WITH STAR BULK CARRIERS

Revised Offer of $23.50 Per Share Represents 31% Premium Over Undisturbed Closing Price Prior to Initial Offer

Receives Fully Underwritten Commitment for $1.433 Billion in Financing Arranged by DNB Carnegie and Nordea, and Including Other Leading International Banks

Star Bulk Enters into Definitive Agreement with Diana to Acquire 16 Genco Vessels for $470.5 Million

Calls Upon Genco Board to Immediately Engage in Good Faith Negotiations to Reach Definitive Agreement

Athens, Greece – March 6, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or the “Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels, that owns approximately 14.8% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today announced that it has increased its all-cash offer to acquire all of the issued and outstanding shares of Genco not already owned by Diana to $23.50 per share. The increased offer is made in partnership with Star Bulk Carriers Corp. (Nasdaq: SBLK) (“Star Bulk”), a global shipping company focusing on the transportation of dry bulk cargoes.

On November 24, 2025, Diana submitted a proposal to acquire the remaining shares of Genco for $20.60 per share in cash, which the Genco Board rejected without substantive engagement. The increased offer reflects Diana’s continued belief in the financial and strategic merits of the proposed acquisition, and its commitment to delivering enhanced value to all Genco shareholders.
The increased offer of $23.50 per share represents:
•	a 31% premium to the undisturbed closing share price of Genco on November 21, 2025, the last trading day prior to Diana’s initial proposal to acquire the remaining shares of Genco;
•	an implied dividend yield of 9.1% and 8.3% based on consensus of analyst estimates of dividends per share for 2026 and 2027, respectively; and
•
a price/net asset value ratio (P/NAV) of 1.0x based on the NAV estimated by Clarksons Securities, (adjusted for Genco’s recently announced dividend) reflecting a meaningful premium to the P/NAV Genco has traded at historically.

Diana’s increased proposal is supported by $1.433 billion of fully committed financing, arranged by DNB Carnegie and Nordea, with participation from leading international banks, including DNB, Nordea, BNP Paribas, Standard Chartered, Deutsche Bank and Danske Bank.
In addition, Star Bulk has entered into a definitive agreement with Diana to acquire 16 Genco vessels for $470.5 million in cash upon completion of Diana’s acquisition of Genco.
Together, the fully committed financing and the definitive agreement with Star Bulk provide a clear and executable path to complete the acquisition of Genco’s outstanding shares, refinance existing indebtedness, and pay related transaction expenses. The committed financing is fully underwritten and not conditioned on completion of the Star Bulk transaction.
Following the increased offer, Diana calls upon the Genco Board to engage promptly and in good faith to negotiate a definitive agreement and deliver attractive premium value to all Genco shareholders. At the same time, Diana calls on its fellow Genco shareholders to urge their Board and management team to act favorably with respect to Diana’s offer.
Semiramis Paliou, Diana’s Chief Executive Officer, commented:
“Diana’s increased offer to acquire Genco – now supported by fully committed financing from leading banks and a definitive agreement with Star Bulk – reflects our continued conviction in the financial and strategic merits of the transaction. Together, these developments underscore our ability to quickly negotiate and execute this transaction, and we once again urge the Genco Board to immediately come to the table and engage in good faith negotiations regarding this highly compelling opportunity to deliver certain, premium value to their shareholders. We are grateful to our financial partners for their commitment, and pleased that Star Bulk – a leader in the dry bulk sector – is supportive of our efforts to acquire Genco.”
Since Diana’s initial all-cash proposal to acquire Genco was announced on November 24, 2025, the Genco Board has refused to engage constructively. As such, Diana has nominated a slate of independent director candidates for election at Genco’s upcoming Annual Meeting, reflecting its belief that meaningful Board change is necessary to ensure shareholders are represented by directors willing to objectively evaluate strategic alternatives and act in good faith to maximize shareholder value, including serious consideration of Diana’s fully financed proposal.

The proposal letter reflecting Diana’s increased offer to acquire Genco, its financing commitment and Diana’s agreement with Star Bulk are being filed with the Securities and Exchange Commission as Exhibits to an amendment to Diana’s Schedule 13D with respect to its Genco shares.
About Diana Shipping Inc.
Diana Shipping Inc. (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
About Star Bulk Carriers Corp.
Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this press release and other statements made by the Company may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of the Company and its management team, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, the Company’s proposal to acquire Genco and the anticipated benefits of such a transaction, and the Company’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.
The forward-looking statements in this press release and in other statements made by the Company are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records, Genco’s public filings and disclosures and data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this press release are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of the Company or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2024, and its other subsequent documents filed with, or furnished to, the SEC. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
Additional Information
The Company and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at the Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives. Promptly after the filing of a definitive proxy statement with the SEC, Diana expects to mail or otherwise send the Participants’ definitive proxy statement and accompanying universal proxy card to each Genco shareholder entitled to vote at the 2026 Annual Meeting.  Stockholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials as they become available because they will contain important information.  The Participants’ proxy statement and other proxy materials, when filed, will be available at no charge on the SEC’s website at www.sec.gov.
The participants in the proxy solicitation (the “Participants”) are the Company; Semiramis Paliou, Director and Chief Executive Officer of the Company; Simeon Palios, Director and Chairman of the Company; Ioannis G. Zafirakis, Director and President of the Company; Maria Dede, co-Chief Financial Officer and Treasurer of the Company; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of the Company; Evangelos Sfakiotakis, Chief Technical Investment Officer of the Company; Maria-Christina Tsemani, Chief People and Culture Officer of the Company; Anastasios Margaronis, Director of the Company; Kyriacos Riris, Director of the Company; Apostolos Kontoyannis, Director of the Company; Eleftherios Papatrifon, Director of the Company; Simon Frank Peter Morecroft, Director of the Company; and Jane Sih Ho Chao, Director of the Company along with Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou.
As of the date hereof, the Company is the beneficial owner of 6,413,151, representing approximately 14.8% of the outstanding shares of common stock of Genco.  On March 6, 2026, the Company submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.